                                                                    Exhibit 14.2

                         LUMINENT MORTGAGE CAPITAL, INC.

                         CORPORATE GOVERNANCE GUIDELINES

                                 MARCH 10, 2004

MISSION OF THE BOARD OF DIRECTORS. The responsibility of the Board of Directors (the "BOARD") of Luminent Mortgage Capital, Inc. (the "CORPORATION") is to review and regularly monitor the effectiveness of the Corporation's fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. The Board will seek to enhance stockholder value over the long term.

The Board believes that its objectives will be best served by following the fundamental corporate governance principles described in this document and the charters of its various Committees. Collectively, these principles demonstrate the Board's accountability and its desire that the Corporation achieve superior business results.

In fulfilling its obligations, the Board will consider legal, public policy and ethical standards, the interests of its stockholders and, as appropriate, the interest of its debt-holders, employees, brokers and the communities in which the Corporation operates.

These guidelines are not intended to change or interpret any law or regulation, or the Charter or Bylaws of the Corporation.

                           1. STRUCTURE OF THE BOARD

1.1   SIZE

      Our Board presently has seven members, divided into three classes. This size is satisfactory under current circumstances, but may be adjusted upward or downward from time to time to reflect the changing needs of the Corporation.

1.2   MIX OF INSIDE AND INDEPENDENT DIRECTORS

      Pursuant to our Bylaws, the majority of the Board should be composed of independent directors.

      1.2.1 INDEPENDENT DIRECTOR DEFINED. For purposes of these Guidelines, "INDEPENDENT DIRECTOR" means a person who fully complies with (a) applicable legal and stock exchange requirements for serving as such, as determined by the Board, and (b) with the standards for such in our Bylaws. Each director's status under this definition should be reviewed annually by the Governance and Nominating Committee. Each director should keep the Governance and Nominating Committee fully and promptly informed as to any developments that might affect the director's independence.

      1.2.2 MANAGEMENT DIRECTORS. The Corporation's Chief Executive Officer (and the Corporation's President, if a different individual holds such office) should be a director. Other members of management will not normally be considered for Board membership.

      1.2.3 CHARITABLE CONTRIBUTIONS. Any charitable contributions to an organization with which an independent director is affiliated shall be subject to the prior approval of the Governance and Nominating Committee, which shall consider the effect of any such contribution on the applicable director's independence.

1.3   BOARD MEMBERSHIP CRITERIA

      The Governance and Nominating Committee is responsible for recommending to the Board the types of skills and characteristics required of Board members, based on the needs of the Corporation from time to time. This assessment should include issues of relevant experience, intelligence, independence, commitment, compatibility with the Chief Executive Officer and the Board culture, prominence, understanding of the Corporation's business, and other factors deemed relevant. The Governance and Nominating Committee should confer with the full Board as to the criteria it intends to apply before a search for a new director is commenced.

1.4   NEW DIRECTOR CANDIDATES

      The Board will nominate new directors only from candidates identified, screened and approved by the Governance and Nominating Committee.

1.5   ORIENTATION

      When a new director joins the Board, management will provide an orientation program to enable the new director promptly to gain an understanding of the operations (including risk management) and the financial condition of the Corporation.

1.6   DIRECTORS WHO MATERIALLY CHANGE THEIR JOB RESPONSIBILITY

      Individual directors who retire or materially change the non-Board responsibilities they held when they were elected to the Board (or now hold, as to present directors) should keep the Governance and Nominating Committee fully and promptly informed as to such development. The Governance and Nominating Committee should review the continued appropriateness of the person's ongoing Board membership under these circumstances. In many cases it would be appropriate for individual directors who materially change the job responsibility that they held when they were elected to the Board (or in the case of current directors, that they presently hold) to submit a letter of resignation to the Board. The Board shall accept such resignation unless the Governance and Nominating Committee determines that it continues to be appropriate for such director to remain on the Board. In the event that individual directors who materially change the job responsibility that they held when they were elected to the Board (or in the case of current directors, that they presently hold) do not proffer a letter of resignation to the Board as contemplated above, they agree to do so upon the request of the Board. It is not the belief of the Board that in every instance directors who retire or change their job positions should necessarily resign from the Board.

1.7   TERM OF BOARD SERVICE

      1.7.1 DIRECTORS. Each director shall serve a term of three (3) years. The terms have been staggered in order to provide the Board with a continuity of experience and shared knowledge. At the end of each term, a director who wishes to stand for re-election shall be reviewed by the Governance and Nominating Committee in terms of his/her performance and contribution to the success of the Company's prior and future operations. Based on this review, the Governance and Nominating Committee shall recommend or decline to recommend the re-election of the director at the next Annual Meeting.

      1.7.2 BOARD AND COMMITTEE CHAIRPERSONS. Terms for Board and Committee Chairpersons shall be for two years or earlier at the expiration of a director's term. At the end of either period, a procedure shall be followed similar to that applicable to directors in Section 1.7.1 above, excepting, however, that the Board shall have final approval of the Committee's recommendation. Committee Chairpersons shall be selected from the existing applicable Committee membership, except in unusual circumstances, and shall have been members of the applicable Committee for at least a one-year period.

1.8   RETIREMENT AGE

      No director shall be re-nominated by the Governance and Nominating Committee if he/she cannot serve out a full term before reaching the age of 70.

1.9   BOARD COMPENSATION

      Management should report periodically to the Compensation Committee about the status of Board compensation in relation to compensation paid to Board members by other comparable companies. Director's fees and benefits should be based on a variety of relevant factors, as reasonably determined by the Compensation Committee, including, without limitation, market practices for comparable companies. A portion of each director's compensation should be in the form of stock grants in the Corporation. Proposed changes in Board compensation, if any, should begin with recommendations from the Compensation Committee.

1.10  LEAD INDEPENDENT DIRECTOR CONCEPT

      The Board has formally adopted a "LEAD INDEPENDENT DIRECTOR" structure, whereby one Independent Director is selected by the Board to serve as Lead Independent Director for a term of two years. The Lead Independent Director's responsibilities will include: (a) scheduling and chairing meetings of the independent directors, and setting their agendas; (b) facilitating communications between the independent directors and management; and (c) acting as a point of contact for persons who wish to communicate with the independent directors. The Lead Independent Director shall serve for no more than one term of two years without a break in service.

1.11  OTHER DIRECTORSHIPS

      Independent directors should advise the Chairperson of the Board and the Chairperson of the Governance and Nominating Committee in advance of accepting an invitation to serve on another board of a public company. No director shall serve on the Audit Committee of more than one other public company. Executive officers may serve on up to two boards of other companies with the approval of the Chief Executive Officer. Approval of the Governance and Nominating Committee is required before any executive officer accepts any directorship with any public company.

                           2. BOARD PROCEDURAL MATTERS

2.1   SELECTION OF CHAIRPERSON AND CHIEF EXECUTIVE OFFICER

      The Board does not have a policy as to whether the role of the Chief Executive Officer and Chairperson should be separate. The Board has the discretion to establish a policy on this subject from time to time as it deems best for the Corporation from time to time.

2.2   BOARD MEETINGS

      2.2.1 AGENDA. The Chairperson of the Board will establish and distribute in advance the agenda for each Board meeting. Any director is free to suggest potential items for the agenda. An overall agenda for the full Board and each Committee should be disseminated each year at the Board's first meeting after the annual meeting of stockholders.

      2.2.2 FREQUENCY OF MEETINGS. The Board expects to have regularly scheduled meetings, which it will set each year. In addition, special meetings may be called from time to time as determined by the needs of the business of the Corporation. At least annually, the Board will devote an extended meeting to a review of the Corporation's long-term strategic and business plans.

      2.2.3 EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS. The independent directors will meet in Executive Session at least annually, at regularly scheduled Board meetings, and otherwise as needed. Such sessions will be chaired by the Lead Independent Director, who will also establish an agenda for such meetings.

      2.2.4 GOVERNANCE DECISIONS. On matters of corporate governance, the Board assumes that decisions will be made with the approval of a majority of the independent directors.

      2.2.5 ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS. Attendance of any non-director at any Board meeting is subject to the discretion of the Board. Subject to that condition, the Board encourages management to bring officers and managers into Board meetings from time to time, when such officers and managers can provide additional insight into the matters being discussed and/or have potential as future members of senior management. If the Chief Executive Officer desires to include officers and managers as attendees at Board meetings on a regular basis, Board approval should be sought.

      2.2.6 CONDUCT OF MEETINGS. The Chairperson should conduct Board meetings
      (a) on the assumption that each director has carefully reviewed all Board materials, and (b) fairly, to facilitate open, candid and respectful discussions. The focus at Board meetings should be on strategic and policy-oriented matters.

      2.2.7 CONFLICTS OF INTEREST. In addition to the provisions of Sections
      1.2.1 and 2.5.3, Board members are required to disclose to the Board (or the Audit Committee) any financial interest or personal interest that he or she has in any contract or transaction that is being considered by the Board (or Audit Committee) for approval. After such disclosure and responding to any questions the Board may have, the interested director should abstain from voting on the matter and in most cases, should (and at the request of the Chairperson of the meeting shall), leave the meeting while the remaining directors discuss and vote on such matter.

2.3   INFORMATION PROVIDED TO THE BOARD AND COMMUNICATIONS

      2.3.1 PRE-MEETING. Information that is important to the matters that will be discussed at Board meetings should be distributed at least five days in advance of the meeting, if possible, so that Board meeting time can be dedicated to substantive discussion.

      2.3.2 BETWEEN MEETINGS. The Chief Executive Officer should continue to advise the Board candidly of any significant developments pertaining to the Corporation between Board meetings, through a suitable method of communication.

      2.3.3 COMMUNICATIONS. Candid, regular discussion between the directors and the Chief Executive Officer, and among directors, is encouraged. The Chief Executive Officer should make full use of the Board members' talents to the extent feasible and appropriate by conferring with directors about Corporation matters within the directors' areas of expertise.

2.4   COUNSEL AND ADVISORS

      The Board and each of its Committees may retain outside legal counsel and other advisors at their discretion and at the expense of the Corporation.

2.5   EXPECTATIONS OF DIRECTORS.

      2.5.1 ATTENDANCE; AVAILABILITY. Each director should make every reasonable effort to attend each meeting of the Board and any Committee of which the director is a member, and to be reasonably available to management and the other directors for consultation between meetings. In particular, directors should attend a sufficient number of meetings to avoid falling below the attendance level that would require disclosure in the Corporation's annual proxy statement. A director whose participation falls below that threshold for two years will be subject to review by the Governance and Nominating Committee for continued membership on the Board.

      2.5.2 REVIEW OF MATERIALS. Directors should carefully review information distributed to them prior to Board and Committee meetings. If directors have questions either about the materials distributed or the Corporation's operations generally that are not likely to be of general interest or relevance to the entire Board, those issues should be discussed by the director with management between Board meetings.

      2.5.3 CORPORATE OPPORTUNITIES. Directors shall make business opportunities relating to the Corporation's business available to the Corporation before pursuing the opportunity for the director's own or another's account.

      2.5.4 STOCK OWNERSHIP. Directors are encouraged to be stockholders and have a financial stake in the Corporation. While the Board does not believe it is appropriate to specify the level of share ownership for individual directors, each director is encouraged to develop a meaningful ownership position in the Corporation over time.

      2.5.5 EDUCATION. The Board and the Corporation's management will work together to develop and provide appropriate continuing education programs to assist directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities. Additionally, each director is expected to take steps reasonably necessary to be adequately informed about the Corporation and external matters affecting it and to enable the director to function effectively on the Board and Committees on which the director serves. The Governance and Nominating Committee shall monitor and make recommendations with respect to the process by which management of the Corporation makes information about the Corporation and developments in the Corporation's industry available to the Board.

2.6   BOARD EVALUATIONS; ASSESSING THE BOARD'S PERFORMANCE

      The Board shall be responsible for annually conducting a self-evaluation. The Governance and Nominating Committee shall be responsible for establishing the evaluation criteria and implementing the process for such evaluation. Regular, candid discussions shall occur between the Chief Executive Officer and the directors, individually and/or as a group, about how best to maximize each director's contribution to the Board. The Chairperson of the Governance and Nominating Committee and the Chief Executive Officer should periodically discuss the Board's performance and the contributions made by directors, with a view to making full and productive use of directors' talents and improving the performance of the Board.

                              3. COMMITTEE MATTERS

3.1   NUMBER, TITLES AND CHARTERS OF COMMITTEES

      The current standing Board Committees are (a) Audit, (b) Compensation, (c) Governance and Nominating, and (d) Unaffiliated Directors. This structure meets the Corporation's present needs. Each Committee should review its charter (or other delegation of responsibilities from the Board) and activities annually, with the assistance of counsel and advisers, as appropriate, to make certain that they are consistent with then-current sound governance practices and legal requirements.

3.2   INDEPENDENCE OF COMMITTEES

      All members of the Audit, Compensation, and Governance and Nominating Committees will be independent directors. The Unaffiliated Directors Committee will include all directors not affiliated with the Corporation's counter-party under the Management Agreement dated as of June 11, 2003, as the same may be amended from time to time.

3.3   ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS

      The Governance and Nominating Committee is responsible, after consultation with the Chief Executive Officer and consideration of the desires of individual directors, for recommending the assignment of directors to various Committees. Each independent director is expected to serve at all times on at least one, and preferably two, Committees.

3.4   CHAIRMAN OF COMMITTEES

      All standing Board Committees (other than those pertaining to Unaffiliated Directors) shall be chaired by independent directors and their Chairpersons shall be selected by the Governance and Nominating Committee. Each Committee Chairperson should normally have had previous service on the applicable Committees, and will rotate off the Committee when his or her term as Chairperson is completed.

3.5   FREQUENCY AND LENGTH OF COMMITTEE MEETINGS

      Each Committee Chairperson, in consultation with Committee members, will determine the frequency and length of each Committee's meetings.

3.6   COMMITTEE AGENDA

      Each Committee Chairperson, in consultation with the appropriate members of the Committee and management, will develop the Committee's agenda. Each Committee will issue annually a schedule of proposed meeting dates and agenda items for the upcoming year (to the degree these items can be foreseen). These agendas will be shared with the Board and counsel.

3.7   ATTENDANCE AT COMMITTEE MEETINGS

      Attendance of other non-Committee persons at Committee meetings will be at the pleasure of the Committee. Committees should regularly have opportunities to meet in executive session.

3.8   MINUTES AND REPORTS

      Minutes of each Committee meeting or action will be kept in the Corporation's minute book and made available to the Board. Each Committee will report regularly to the Board on substantive matters considered by the Committee.

            4. MANAGEMENT DEVELOPMENT MATTERS AND SUCCESSION PLANNING

4.1   EVALUATION AND COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      The Compensation Committee should annually consider whether to compensate the Chief Executive Officer and, if so, develop with the Chief Executive Officer and discuss with the Board appropriate criteria upon which the Chief Executive Officer's compensation and performance will be evaluated annually. The Compensation Committee will have the sole authority to determine the Chief Executive Officer's compensation level based on this evaluation and should meet in executive session to discuss its determinations as to the Chief Executive Officer's compensation and overall performance.

4.2   SUCCESSION PLANNING AND MANAGEMENT DEVELOPMENT

      There should be an annual report to the Board by the Chief Executive Officer on succession planning and management development, both on a short-term and long-term basis. The Compensation Committee should monitor issues associated with the Chief Executive Officer's succession and management development, and regularly report to the Board on these issues. This should include issues associated with preparedness for the possibility of an emergency situation involving senior management, the long-term growth and development of the senior management team, and identifying the Chief Executive Officer's successor.

                                5. OTHER MATTERS

5.1   POLICY AGAINST CORPORATION LOANS

      Neither the Corporation nor any of its subsidiaries shall provide loans, loan guarantees, or otherwise directly or indirectly extend credit to any executive officer of the Corporation, or any director of the Corporation. Payment or reimbursement for expenses will not be deemed violation of the foregoing policy.

5.2   BOARD ACCESS TO MANAGEMENT

      Directors have complete access to management. Directors will use judgment to assure that such contacts are not distracting to the business operations of the Corporation.

5.3   BOARD INTERACTION WITH THIRD PARTIES

      A particular member or members of management of the Corporation, as selected from time to time by the Board, should coordinate all contacts with outside constituencies, such as the press, investors, analysts or the financial community. If an individual director intends to meet or otherwise substantively communicate with these constituencies about the Corporation's matters, this should generally be done only after consultation with the Chief Executive Officer.

5.4   INSURANCE, INDEMNIFICATION AND LIMITATION OF LIABILITY

      The directors shall be entitled to have the Corporation (a) purchase directors' and officers' liability insurance on their behalf as is reasonable under the circumstances, (b) provide the benefits of indemnification to the fullest extent permitted by law and the Corporation's Articles of Incorporation or Bylaws and any indemnification agreements, and (c) provide exculpation as provided by law and the Corporation's Articles of Incorporation.

5.5   CONFIDENTIAL STOCKHOLDER VOTING

      The Corporation believes that stockholder votes should generally be confidential. The Corporation's transfer agent will be instructed (a) for employees, the Corporation's access to proxy cards and ballots shall be restricted and voting results shall be reported only in the aggregate, and
      (b) for non-employee stockholders, the same confidentiality shall apply except in cases of proxy contests, tender offers and other change of control situations.

5.6   AMENDMENTS OF GUIDELINES

      The Governance and Nominating Committee will review these Guidelines at least annually to ensure that they remain suitable for the needs of the Corporation and not inconsistent with applicable law, the rules of the New York Stock Exchange or other applicable rules. The Governance and Nominating Committee will recommend to the Board necessary or advisable changes to these Guidelines.

                   [REST OF THE PAGE INTENTIONALLY LEFT BLANK]

Each of the undersigned, as a member of the Board of the Corporation, agrees to support these Guidelines and discharge its duties to the Corporation in furtherance thereof.

                                        /s/ Gail P. Seneca
                                        ----------------------------------------
                                        Gail P. Seneca
                                        Chairperson of the Board and
                                        Chief Executive Officer

                                        /s/ Albert J. Gutierrez
                                        ----------------------------------------
                                        Albert J. Gutierrez
                                        President and Director

                                        /s/ Bruce A. Miller
                                        ----------------------------------------
                                        Bruce A. Miller
                                        Lead Independent Director

                                        /s/ John McMahan
                                        ----------------------------------------
                                        John McMahan
                                        Director

                                        /s/ Robert B. Goldstein
                                        ----------------------------------------
                                        Robert B. Goldstein
                                        Director

                                        /s/ Donald H. Putnam
                                        ----------------------------------------
                                        Donald H. Putnam
                                        Director

                                        /s/ Joseph E. Whitters
                                        ----------------------------------------
                                        Joseph E. Whitters
                                        Director